UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 19, 2014 (November 18, 2014)
Commission File Number: 333-184233-14

ACELITY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	98-1022387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12930 West Interstate 10 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 18, 2014, LifeCell Corporation (“LifeCell”), a wholly-owned subsidiary of Acelity L.P. Inc., received a jury verdict from the United States District Court for the Eastern District of Virginia, Norfolk Division in a patent infringement suit filed by LifeNet Health (“LifeNet”) against LifeCell in 2013. The jury found that LifeNet’s U.S. Patent 6,569,200 was not invalid and was infringed by certain accused LifeCell regenerative tissue matrix products, and further awarded LifeNet a lump sum damages amount of $34.7 million. We expect that LifeNet will seek pre-judgment interest on the damages amount. Any damages award that is maintained after appeal would be additionally subject to post-judgment interest. At this time we are unable to estimate the range of damages related to pre- and post-judgment interest, or any further amounts LifeNet may seek in post-trial motions through costs, attorneys fees or otherwise. It is important to note that there will be no change in the supply or availability of LifeCell products as a result of this verdict, and LifeNet has not sought an injunction in the case.

We disagree with the result at this stage in the litigation and believe that LifeCell’s defenses to the claims are meritorious. LifeCell will continue to vigorously assert its defenses during the post-trial and appeal stages of this litigation and intends to defend any further claims by LifeNet. Judgment has not yet been entered in this case. If the verdict remains unchanged when the final judgment is entered, LifeCell plans to appeal to the U.S. Federal Circuit Court of Appeals in Washington D.C. on multiple grounds.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELITY L.P. INC.

Date: November 19, 2014	By:	/s/ John T. Bibb
	Name:	John T. Bibb
	Title:	Authorized Signatory